Exhibit 99.7
SIXTH AMENDMENT
TO
THE DAVEY 401KSOP AND ESOP
(January 1, 2015 Restatement)
The Davey 401KSOP and ESOP (the “Plan”), presently maintained under an amendment and restatement made effective as of January 1, 2015, as amended, is hereby further amended, effective January 1, 2020, to provide as follows:
1.Section 2.1(k) of the Plan is hereby amended in its entirety to read as follows:
(k)    The term “Employer Contribution” shall mean the amount contributed by the Employers to the Plan in accordance with the provisions of Section 5.1. On and after January 1, 2020, any Employer Contributions are hereby designated as Safe Harbor Matching Contributions and shall be accounted for separately.
2.Section 2.1 of the Plan is hereby amended by the addition of the following new Subsection (y)(A) immediately following Subsection (y) thereof to read as follows:
(y)(A)    The term “Safe Harbor Matching Contributions” shall mean any Employer Contributions designated as such and made to the Plan as provided in Section 5.1 on and after January 1, 2020 that meet the requirements of Section 401(k)(12)(B) of the Code.
3.Section 4.10 of the Plan is hereby deleted in its entirety and reserved.
4.Section 4.11 of the Plan is hereby deleted in its entirety and reserved.
5.Section 5.1 of the Plan is hereby amended in its entirety to read as follows:
5.1    Amount of Employer Contributions. Employer shall make an Employer Contribution to the Plan for each Plan Year on behalf of each Eligible Employee who is eligible for an allocation of the Employer Contribution for such Plan Year under Section 7.1 in an amount equal to the following:
(a)    100 percent of the first 3% of the Eligible Employee’s Compensation contributed to the Plan during the Plan Year as Tax-Deferred Contributions, plus
(b)    50 percent of the next 2% of the Eligible Employee’s Compensation contributed to the Plan for the Plan Year as Tax-Deferred Contributions,
Reduced by any forfeitures to be applied for such purpose pursuant to Section 8.3.

6.Article V of the Plan is hereby amended by the addition of new Sections 5.7 and 5.8 at the end thereof to read as follows:
5.7    Deemed Satisfaction of the Limitations on Tax-Deferred Contributions and Employer Contributions of Highly Compensated Employees. Notwithstanding any other provision of Article IV or this Article V to the contrary, for Plan Years in which an Employer satisfies the safe harbor notice requirements described in Section 5.8, the Plan shall be deemed to have satisfied the limitations on Tax-Deferred Contributions of Highly Compensated Employees described in Section 4.9 and the limitations on Employer Contributions for Highly Compensated Employees described in Section 5.6.
The Plan includes testing provisions in Section 5.6 that are applicable for any Plan Year in which the notice requirements described in Section 401(k)(12)(D) of the Code are not satisfied and the Plan therefore does not satisfy Section 401(k)(12) of the Code. Under no circumstance do the testing provisions in Section 5.6 relieve an Employer from its obligation to make Safe Harbor Matching Contributions in accordance with the terms of the Plan. If testing applies because an Employer did not satisfy the notice requirements as described in Section 5.8, the Employer is still obligated to make Safe Harbor Matching Contributions in accordance with the Plan provisions for Plan Years beginning on and after January 1, 2020.
5.8    Notice Requirements for Safe Harbor Matching Contributions. For each Plan Year for which an Employer makes a Safe Harbor Matching Contribution on behalf of its Eligible Employees, the Employer shall provide such Eligible Employees a notice describing (i) the formula used for determining Safe Harbor Matching Contributions, (ii) any other Employer Contributions available under the Plan and the requirements that must be satisfied to receive an allocation of such Employer Contributions, (iii) the type and amount of Compensation that may be deferred under the Plan as Tax-Deferred Contributions, (iv) how to make a cash or deferred election under the Plan and the periods in which such elections may be made or changed, and (v) the withdrawal and vesting provisions applicable to contributions under the Plan. The descriptions required in items (ii) through (v) may be provided by cross references to the relevant section(s) of an up to date summary plan description.
The notice shall be written in a manner calculated to be understood by the average Eligible Employee. The Employer shall provide such notice within a reasonable period before the beginning of the Plan Year (or, in the year an Employee becomes an Eligible Employee, within a reasonable period before the Employee becomes an Eligible Employee).
7.Section 7.1 of the Plan is hereby amended in its entirety to read as follows:
7.1    Allocation of Employer Contributions Among Participants. Within a reasonable time after the end of each calendar quarter, the Company shall certify and deliver to the Trustee and to the Committee a list of all persons for whom an Employer Contribution is due for such calendar quarter, together with a statement of the Compensation and Tax-Deferred Contributions of each such Participant. After delivery of such list and no later than the last day of the calendar quarter following the calendar quarter for which such Employer Contribution is due, the

Employer Contribution for such calendar quarter shall be allocated to the Separate Accounts of all such Participants. Subject to the provisions of Section 7.2, the share of each such Participant in the Employer Contribution shall be an amount equal to 100 percent multiplied by the amount of the Tax-Deferred Contribution made by such Employer on behalf of such Participant during such Plan Year that is not in excess of three percent of his Compensation for such Plan Year and 50 percent multiplied by the amount of the Tax-Deferred Contribution made by such Employer on behalf of such Participant during such Plan Year that is in excess of three percent but not in excess of five percent of his Compensation for such Plan Year reduced by the sum of Employer Contributions contributed previously for such Plan Year. Subject to Section 7.2, the amount so allocated to each such Participant shall be credited to his Separate Accounts as soon as practicable after receipt thereof by the Trustee; provided, however, that for purposes of Sections 401(m)(2)(A), 404, and 415 of the Code, Employer Contributions shall be deemed made no later than as of the last day of the Plan Year for which such contributions were made.
8.Section 8.2 of the Plan is hereby amended by the addition of the following new sentence at the end thereof to read as follows:
Notwithstanding any other provision of this Section 8.2 of the Plan, any Employer Contribution credited to a Participant’s Separate Account on and after January 1, 2020 shall be 100% vested.
9.Section 11.1 of the Plan is hereby amended in its entirety to read as follows:
11.1    Hardship Withdrawals of Separate Accounts. A participant who is determined by the Committee to have incurred a hardship as defined in Section 11.2 may elect in writing, subject to the limitations and conditions prescribed in Section 11.2, to make a cash withdrawal from his Tax-Deferred Contributions sub-account. The maximum amount that a Participant may withdraw pursuant to this Section 11.1 because of a hardship is the total balance of his Tax-Deferred Contributions subaccount.
10.Section 11.2 of the Plan is hereby amended by deleting the word “or” at the end of subparagraph (d), by deleting the “.” at the end of subparagraph (e) and substituting a “;” therefor, and by the addition of new subsections (f) and (g) to read as follows:
(f)    expenses and losses (including the loss of income) incurred by a Participant on account of a disaster declared by the Federal Emergency Management Agency (FEMA), provided that the Participant’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster; and
(g)    payment of tuition, related educational fees, and room and board expenses for the next twelve (12) months of post-secondary education for the Participant, or the Participant’s spouse, child or other dependent (as defined in Code Section 152, without regard to subsections (b)(1), (b)(2) and (d)(1)(B) thereof).

11.The penultimate paragraph of Section 11.2 is hereby amended in its entirety to read as follows:
A withdrawal shall be deemed to be necessary to satisfy an immediate and heavy financial need of a Participant only if all of the following requirements are satisfied:
The withdrawal is not in excess of the amount of the immediate and heavy financial need of the participant.
The Participant has obtained all distributions, other than hardship distributions, under all plans maintained by an Employer or any Related Corporation.
Prior to January 1, 2020, a Participant’s Tax-Deferred Contributions and the Participant’s elective tax-deferred contributions and employee after-tax contributions under all qualified and non-qualified plans maintained by an Employer or any Related Corporation shall be suspended for at least six months after his receipt of the withdrawal. Any Participant who received a hardship distribution before January 1, 2020 and whose Tax-Deferred Contributions are suspended as of December 31, 2019 shall be permitted to resume contributions effective January 1, 2020.

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EXECUTED at Kent, Ohio, this 16th day of May, 2018.

THE DAVEY TREE EXPERT COMPANY

By:	/s/ Joseph R. Paul
Title:	EVP, CFO and Secretary

And:	/s/ Christopher J. Bast
Title:	VP and Treasurer